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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549


[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

    The CJP Living Trust,
    dtd 10/09/97
    Charles J. Posnanski, Trustee
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     PO Box 78
    ----------------------------------------------------------------------------
                                   (Street)

      King, Wisconsin 54946
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  OURPET'S COMPANY OPCO
                                             -----------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)###-##-####
               --------------

4.  Statement for Month/Year   December 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_] Director    [_] Officer             [X] 10% Owner    [_] Other
                        (give title below)                       (specify below)

7.  Individual or Joint/Group Reporting  (check applicable line)

   [X]  Form Filed by One Reporting Person

   [_]  Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
        Common Stock             11/1/01           J       12,000     A        1.00           24,000             D
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
* If the form is filed by more than one reporting person, see instruction
  4(b)(v).
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
-----------------------------------------------------------------------------------------------------------------------------
                           Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                 ----------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
       Pref Stock                      1.00
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
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion       Title     Number of                                of Year               rect (I)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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
9/27/99                     *        120,000                120,000          120,000                  D
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

Explanation of Responses:

 J Payment of dividend on Preferred Stock

 * Common Stock


                               Charles J. Posnanski           February 8, 2002
                        ---------------------------------    ------------------
                         **Signature of Reporting Person            Date


 ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.